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                                                                    Exhibit (10)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 6/ Amendment No. 72 to Registration Statement No. 333-52366/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated April 23, 2004, appearing on Form N-4 relating to Metropolitan Life Separate Account E, and our report dated April 9, 2004 relating to Metropolitan Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on October 1, 2003, and recorded the impact as a cumulative effect of a change in accounting principle).

DELOITTE & TOUCHE LLP
Tampa, FL
May 13, 2004